Exhibit 21.1

PRINCIPAL SUBSIDIARIES OF DYCOM INDUSTRIES, INC.

The following table sets forth the Registrant’s principal subsidiaries and the jurisdiction of incorporation of each. Each subsidiary is 100% owned by the Registrant or its subsidiaries.

Subsidiary	Jurisdiction

Ansco & Associates, LLC	Delaware
Broadband Express, LLC	Delaware
C-2 Utility Contractors of California, Inc.	Delaware
C-2 Utility Contractors, LLC	Delaware
Cable Connectors, LLC	Delaware
CableCom of California, Inc.	Delaware
CableCom, LLC	Delaware
Can-Am Communications, Inc.	Delaware
Cavo Broadband Communications, LLC	Delaware
CertusView Technologies, LLC	Delaware
Communication Services, LLC	North Carolina
Communications Construction Group of California, Inc.	Delaware
Communications Construction Group, LLC	Delaware
Dycom Capital Management, Inc.	Delaware
Dycom Corporate Identity, Inc.	Delaware
Dycom Identity, LLC	Delaware
Dycom Investments, Inc.	Delaware
Ervin Cable Construction, LLC	Delaware
Globe Communications, LLC	North Carolina
Ivy H. Smith Company, LLC	Delaware
Lambert’s Cable Splicing Company, LLC	Delaware
Locating, Inc.	Washington
Midtown Express, LLC	Delaware
NeoCom Solutions, Inc.	Georgia
Nichols Construction, LLC	Delaware
Niels Fugal Sons Company of California, Inc.	Delaware
Niels Fugal Sons Company, LLC	Delaware
Precision Valley Communications of Vermont, LLC	Delaware
Prince Telecom, LLC	Delaware
RJE Telecom of California, Inc.	Delaware
RJE Telecom, LLC	Delaware
S.T.S., LLC	Tennessee
Star Construction, LLC	Delaware
Stevens Communications, LLC	Delaware
TCS Communications, LLC	Delaware
Tesinc of California, Inc.	Delaware
Tesinc, LLC	Delaware
Triple-D Communications, LLC	Delaware
UtiliQuest, LLC	Georgia
White Mountain Cable Construction, LLC	Delaware